EXHIBIT 99.1
April 27, 2011

Eagle Rock Announces Expansion of Its Phoenix Plant in the Texas Panhandle Granite Wash Play

HOUSTON – Eagle Rock Energy Partners, L.P. (Nasdaq: EROC) (“Eagle Rock” or the “Partnership”) today announced its intention to expand its high efficiency cryogenic Phoenix processing plant, located in Hemphill County, Texas by an incremental 30 MMcf/d.  Once the expansion is completed, the plant capacity will total 80 MMcf/d.  The expansion of the Phoenix Plant, coupled with additional expansions of related gathering systems will increase Eagle Rock’s total processing and gathering capacity and accommodate volume growth from the Granite Wash play.  The expansion of the Phoenix Plant and certain gathering systems is a direct complement to the Partnership’s recent acquisition of the CenterPoint Energy assets which extended the Partnership’s reach into Hemphill and Wheeler Counties in its East Panhandle System.

The expansion of the Phoenix Plant and related gathering systems is expected to be completed in the fourth quarter of 2011 at a cost of approximately $20 million.  Eagle Rock does not anticipate downtime or reduced throughput volumes across its East or West Panhandle Systems during the completion of the project.

In addition, due to the increased demand for additional processing capacity in the area, the Partnership does not intend to shut down and re-direct gas volumes from its Canadian Plant in Hemphill County, Texas into the Phoenix Plant as previously announced.  The Partnership’s Canadian Plant will remain operating, with total processing capacity of 25 MMcf/d.

Joseph A. Mills, Chairman and Chief Executive Officer, stated, “We are pleased to announce the expansion of our Phoenix Plant to take advantage of the growth we are seeing in the Granite Wash Play and to better serve our producer customers as they expand their drilling footprints.”

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; b) upstream, which includes acquiring, exploiting, developing, and producing hydrocarbons in oil and natural gas properties. Its corporate office is located in Houston, Texas.

Commercial Customer Contact:

Eagle Rock Energy Partners, L.P.

T.J. Henderson, 281-408-1340
Commercial Director

Investor Contacts:

Eagle Rock Energy Partners, L.P.

Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations

This news release may include “forward-looking statements.”  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements and speak only as of the date on which such statement is made. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership. These include risks related to volatility of commodity prices; market demand for natural gas and natural gas liquids; the effectiveness of the Partnership’s hedging activities; the Partnership’s ability to retain key customers; the Partnership’s ability to continue to obtain new sources of natural gas supply; the availability of local, intrastate and interstate transportation systems and other facilities to transport natural gas and natural gas liquids; competition in the oil and gas industry; the Partnership’s ability to obtain credit and access the capital markets; general economic conditions; and the effects of government regulations and policies.  Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Partnership’s actual results and plans could differ materially from those implied or expressed by any forward-looking statements. The Partnership assumes no obligation to update any forward-looking statement as of any future date.  For a detailed list of the Partnership’s risk factors, please consult the Partnership’s Form 10-K, filed with the Securities and Exchange Commission (“SEC”) for the year ended December 31, 2010, as well as any other public filings and press releases.

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